Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Results from Continuing Operations for its Fiscal 2015 First Quarter

  Total revenues grew 3.0 percent to $126.7 million, compared with $123.0 million in the prior year period.
  Gross margin increased 40 basis points to 42.1 percent, compared with 41.7 in the prior year period.
  Adjusted EBITDA*, excluding stock-based compensation expense, improved to $0.5 million, compared with a loss of $1.3 million in the prior year period. (*Excludes $0.7 million in net transaction expenses related to the Company’s recent acquisition of Harry & David Holdings Inc.)
  Adjusted EPS* improved $0.01 per share to a loss of $0.06 per share, compared with a loss of $0.07 per share in the prior year period.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--October 28, 2014--1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS), the world’s leading florist and gift shop, today reported revenue growth from continuing operations of 3.0 percent to $126.7 million for its fiscal 2015 first quarter (ended September 28, 2014), compared with revenues from continuing operations of $123.0 million in the prior year period. The Company said that the revenue growth for the quarter – traditionally its smallest due to the lack of gifting holidays during the summer months – was driven by its Consumer Floral segment, which increased revenues 4.0 percent to $74.4 million, and its Gourmet Foods and Gift Baskets segment, which increased revenues 3.6 percent to $32.4 million during the period. The combined growth in these categories more than offset the slightly lower revenues in the Company’s BloomNet segment which declined 1.6 percent to $20.0 million.

Gross profit margin from continuing operations for the quarter increased 40 basis points to 42.1 percent, compared with 41.7 percent in the prior year period. This was driven by increases of 230 basis points and 170 basis points in the Company’s BloomNet and Gourmet Foods and Gift Baskets segments, respectively. These increases were primarily related to favorable product mix and more than offset a decline of 50 basis points in the Company’s Consumer Floral segment, which was primarily related to lower margin third-party marketing programs during the summer months as well as the impact of the lower gross margins associated with the Company’s iFlorist UK business. Operating expense ratio during the quarter, excluding $0.7 million in expenses related to the recent acquisition of Harry & David, improved 70 basis points to 46.7 percent compared with 47.4 percent in the prior year period. The combination of these factors resulted in an improvement of $1.8 million in Adjusted EBITDA, excluding stock-based compensation, to $0.5 million, compared with a loss of $1.3 million in the prior year period. Adjusted net loss for the period improved $0.8 million to $3.8 million, or $0.06 per share, compared with $4.6 million, or $0.07 per share, in the prior year period. Adjusted EBITDA and Adjusted EPS exclude $0.7 million in net transaction expenses related to the Company’s recent acquisition of Harry & David Holdings Inc.

Jim McCann, CEO of 1-800-FLOWERS.COM, Inc., said, “The top and bottom-line improvements we achieved in our fiscal first quarter reflected several positive trends that, we believe, bode well for the important, upcoming holiday season and for the year. In our 1-800-FLOWERS.COM Consumer Floral segment, we saw continued revenue growth as well as improved contribution margin as we continue to expand our leadership position by focusing on truly original product designs and innovative marketing programs that help set us apart from the discount-focused competition.

“In addition, we achieved solid revenue growth in our Gourmet Foods and Gift Baskets category, primarily driven by continued strong ecommerce performance in our Cheryl’s brand as well as increases in wholesale and retail revenues for our Fannie May brand. The combination of these results more than offset what was essentially flat results in our BloomNet business, which was impacted by delays in receiving products caused by the recent dock strikes on the west coast. We anticipate recouping some of the revenues associated with these delays during the current fiscal second quarter and the remainder of the fiscal year as BloomNet continues to expand its market position versus the legacy wire service competitors.”

McCann said the Company expects to build on the positive trends it is seeing in its businesses during the upcoming holiday season, particularly in its Gourmet Foods and Gift Baskets segment where the Company recently added the iconic Harry & David brand. “While we remain cognizant of the continued challenges in the consumer economy, we are somewhat heartened by the recent uptick in consumer confidence and we believe we are uniquely well positioned, with our growing family of brands, as a leading destination for our customer’s gifting and celebratory occasions.”

Customer Metrics:

In terms of key customer metrics from continuing operations, approximately 1 million ecommerce customers placed orders during the first quarter of fiscal 2014, of which 62 percent were repeat customers. During the quarter, the Company attracted approximately 385,000 new ecommerce customers.

Category Results:

The Company provides selected financial results for its Consumer Floral, BloomNet and Gourmet Foods and Gift Baskets categories in the tables attached to this release and as follows:

  Consumer Floral: During the fiscal 2015 first quarter, revenues in this category increased 4.0 percent to $74.4 million compared with $71.5 million in the prior year period. Gross margin for the quarter was 38.6 percent compared with 39.1 percent in the prior year period. Revenue growth and lower gross margin results for the period in this category are partly attributable to the consolidation of the operating results of iFlorist, a UK-based floral and gift provider in which the Company increased its ownership to a majority position in December 2013. The lower gross margin also reflects the impact of some third-party marketing programs that ran during the summer months. Reflecting the solid revenue growth and enhanced operating leverage, category contribution margin increased 12.8 percent to $7.3 million compared with $6.4 million in the prior year period.
  BloomNet Wire Service: Revenues for the quarter were $20.0 million, down 1.6 percent compared with $20.3 million in the prior year period. Revenues in this category were impacted by delays in receiving products caused by the recent dock strikes on the west coast. Gross profit margin increased 230 basis points to 55.3 percent compared with 53.0 percent in the prior year period, primarily attributable to product mix. Contribution margin increased to $6.5 million compared with $6.4 million in the prior year period.
  Gourmet Foods and Gift Baskets: Revenues for the quarter increased 3.6 percent to $32.4 million, compared with $31.2 million in the prior year period. This includes contributions from the sixteen Fannie May retail stores that the Company reacquired from a franchisee in June 2014 somewhat offset by delays in receiving products for wholesale customers caused by the recent dock strikes on the west coast. Gross profit margin increased 170 basis points to 40.9 percent, compared with 39.2 percent in the prior year period, primarily reflecting product mix. Contribution margin loss was $2.4 million compared with $2.1 million in the prior year period, primarily reflecting seasonal operating losses associated with the sixteen Fannie May retail stores as well as investments in personnel to drive continued growth.

Company Guidance:

The Company has reiterated its recently updated guidance for Fiscal 2015 which now includes anticipated contributions from the addition of the Harry & David business which the Company acquired on September 30, 2014.

  In terms of revenues:
    The Company anticipates generating total net revenues from continuing operations in excess of $1.1 billion for fiscal 2015.
    Reflecting the highly seasonal nature of the Harry & David business (which has historically generated the majority of its revenues and all of its profits during the key, calendar-year-end holiday season) the Company anticipates that the current fiscal second quarter, ending December 28, 2014, will represent approximately 46-to-50 percent of total revenues for the fiscal year.
  Regarding bottom-line results:
    The Company anticipates generating Adjusted EBITDA of approximately $90 million for fiscal 2015 (excluding transaction costs and purchase accounting adjustments related to the Harry & David acquisition and the impact of stock-based compensation).
    Adjusted EPS for the year is expected to be in a range of $0.45-to-$0.50 per fully-diluted share (excluding the aforementioned transaction-related costs and purchase accounting adjustments, but including the impact of stock-based compensation).
    The top and bottom-line guidance for the full fiscal 2015 year does not include Harry & David’s results for the fiscal first quarter of the year which is typically their lowest in terms of revenues and includes a substantial bottom-line loss. This reflects the seasonality of the Harry & David business and the timing of the close of the acquisition at the start of the Company’s current fiscal second quarter.

Definitions:

* EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. Category contribution margin: earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses The Company presents EBITDA, Adjusted EBITDA from continuing operations and Free Cash Flow because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA,Adjusted EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 38 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee backs every gift. 1-800-FLOWERS.COM was awarded the 2014 Silver Stevie Award, recognizing the organization's outstanding Customer Service and commitment to our 100% Smile Guarantee. 1-800-FLOWERS.COM received a Gold Award for Best User Experience on a Mobile Optimized Site for the 2013 Horizon Interactive Awards. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM “Gift Shop” also includes gourmet gifts such as premium, gift-quality fruits and other gourmet items from Harry & David® (1-877-322-1200 or www.harryanddavid.com), popcorn and specialty treats from: The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800-Baskets.com® (www.1800baskets.com); incredible, carved fresh fruit arrangements from FruitBouquets.com (www.fruitbouquets.com); top quality steaks and chops from Stock Yards® (www.stockyards.com); as well as premium branded customizable invitations and personal stationery from FineStationery.com® (www.finestationery.com). The Company’s Celebrations® brand (www.celebrations.com) is a source for creative party ideas, must-read articles, online invitations and e-cards, all created to help people celebrate holidays and the everyday. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements, including, among others: the Company’s ability to achieve its new guidance for revenue, Adjusted EBITDA and Adjusted EPS; its ability to manage the significantly increased seasonality of its business; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, and a list of definitions of non-GAAP terms, including EBITDA and Free Cash Flow, among others, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the results for its fiscal 2014 first quarter today, Tuesday, October 28, 2014 at 1:00 am ET. The call will be web cast live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM, Inc. website at www.1800flowersinc.com. A recording of the call will be posted on the Investor Relations section of the Company’s website within two hours of the live call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 pm ET on the day of the call at 1-855-859-2056 or 1-404-537-3406 (international); enter conference ID: 20823687.

Note: The following attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	September 28, 2014	June 29, 2014

Assets
Current assets:
Cash and cash equivalents	$2,158	$5,203
Receivables, net	24,861	13,339
Inventories	95,957	58,520
Deferred tax assets	5,658	5,156
Prepaid and other	10,730	9,600
Total current assets	139,364	91,818

Property, plant and equipment, net	60,046	60,147
Goodwill	60,164	60,166
Other intangibles, net	44,178	44,616
Deferred tax assets	2,002	2,002
Other assets	8,692	8,820
Total assets	$314,446	$267,569

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$20,760	$24,447
Accrued expenses	42,948	49,517
Short-term debt	62,290	343
Total current liabilities	125,998	74,307

Deferred tax liabilities	649	649
Other liabilities	6,072	6,495
Total liabilities	132,719	81,451
Total stockholders' equity	179,136	183,199
Noncontrolling interest in subsidiary	2,591	2,919
Total equity	181,727	186,118
Total liabilities and equity	$314,446	$267,569

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Operations (In thousands, except for per share data)

	Three Months Ended
	September 28, 2014	September 29, 2013

Net revenues:
E-commerce (combined online and telephonic)	$84,038	$80,880
Other	42,665	42,168
Total net revenues	126,703	123,048
Cost of revenues	73,390	71,751
Gross profit	53,313	51,297
Operating expenses:
Marketing and sales	35,572	34,479
Technology and development	5,600	5,398
General and administrative	13,668	13,812
Depreciation and amortization	5,101	4,689
Total operating expenses	59,941	58,378
Operating loss	(6,628)	(7,081)
Interest expense and other, net	(753)	(292)
Loss from continuing operations before income taxes	(7,381)	(7,373)
Income tax benefit from continuing operations	(2,803)	(2,816)
Loss from continuing operations	(4,578)	(4,557)
Loss from discontinued operations, net of tax	-	(82)
Net loss	(4,578)	(4,639)
Less: Net loss attributable to noncontrolling interest	(328)	-
Net loss attributable to 1-800-FLOWERS.COM, Inc.	$(4,250)	$(4,639)

Basic and diluted net loss per common share attributable to 1-800-FLOWERS.COM, Inc.:
From continuing operations	$(0.07)	$(0.07)
From discontinued operations	-	$(0.00)
Basic and diluted net income per common share	$(0.07)	$(0.07)

Basic and diluted weighted average shares used in the calculation of net loss per common share	63,948	63,799

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands)

	Three months ended
	September 28, 2014	September 29, 2013

Operating activities:
Net loss	($4,578)	($4,639)
Reconciliation of net loss to net cash used in operating activities:
Operating activities of discontinued operations	-	589
Depreciation and amortization	5,101	4,689
Amortization of deferred financing costs	77	76
Deferred income taxes	(502)	(419)
Bad debt expense	359	340
Stock-based compensation	1,267	1,066
Other non-cash items	70	148
Changes in operating items:
Receivables	(11,881)	(15,455)
Inventories	(37,437)	(35,792)
Prepaid and other	(1,130)	1,411
Accounts payable and accrued expenses	(10,256)	(13,921)
Other assets	(197)	(242)
Other liabilities	(423)	445
Net cash used in operating activities	(59,530)	(61,704)

Investing activities:
Capital expenditures	(4,473)	(4,131)
Other, net	152	8
Net cash used in investing activities	(4,321)	(4,123)

Financing activities:
Acquisition of treasury stock	(1,141)	(1,696)
Proceeds from exercise of employee stock options	-	7
Proceeds from bank borrowings	62,000	74,000
Repayment of notes payable and bank borrowings	(53)	(3,000)
Debt issuance cost	-	4
Net cash provided by financing activities	60,806	69,315
Net change in cash and cash equivalents	(3,045)	3,488
Cash and cash equivalents:
Beginning of year	5,203	154
End of year	$2,158	$3,642

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Category Information (in thousands)

	Three Months Ended
	September 28, 2014	September 29, 2013	% Change

Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral	$74,398	$71,549	4.0%
BloomNet Wire Service	20,011	20,346	-1.6%
Gourmet Food & Gift Baskets	32,359	31,239	3.6%
Corporate	200	195	2.6%
Intercompany eliminations	(265)	(281)	5.7%
Total net revenues from continuing operations	$126,703	$123,048	3.0%

	Three Months Ended
	September 28, 2014	September 29, 2013	% Change

Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral	$28,734	$27,958	2.8%
	38.6%	39.1%

BloomNet Wire Service	11,076	10,783	2.7%
	55.3%	53.0%

Gourmet Food & Gift Baskets	13,222	12,239	8.0%
	40.9%	39.2%

Corporate (*)	281	317	-11.4%
	140.5%	162.6%

Total gross profit from continuing operations	$53,313	$51,297	3.9%
	42.1%	41.7%

	Three Months Ended
EBITDA from continuing operations, excluding stock- based compensation	September 28, 2014	September 29, 2013	% Change

Category Contribution Margin from continuing operations:
1-800-Flowers.com Consumer Floral	$7,250	$6,429	12.8%
BloomNet Wire Service	6,497	6,439	0.9%
Gourmet Food & Gift Baskets	(2,435)	(2,046)	-19.0%
Category Contribution Margin Subtotal	11,312	10,822	4.5%
Corporate (*)	(12,839)	(13,214)	2.8%
EBITDA from continuing operations	(1,527)	(2,392)	36.2%
Add: Stock-based compensation	1,267	1,066	18.9%
EBITDA from continuing operations, excluding stock-based compensation	(260)	(1,326)	80.4%
Add: Harry & David transaction costs	713	-
Adjusted EBITDA from continuing operations, excluding stock-based compensation	$453	$(1,326)	134.2%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands)

	Three Months Ended
Reconciliation of loss from continuing operations to adjusted net loss from continuing operations attributable to 1-800-FLOWERS.COM, Inc.:	September 28, 2014	September 29, 2013

Loss from continuing operations	$(4,578)	$(4,557)
Less: Net loss attributable to noncontrolling interest	(328)	-
Net loss from continuing operations attributable to 1-800-FLOWERS.COM, Inc.	(4,250)	(4,557)
Add: Harry & David transaction costs, net of tax	442	-
Adjusted net loss from continuing operations attributable to 1-800-FLOWERS.COM, Inc.	$(3,808)	$(4,557)

Net loss per common share from continuing operations attributable to 1-800-FLOWERS.COM, Inc. - basic and diluted	$(0.07)	$(0.07)

Adjusted net loss per common share from continuing operations attributable to 1-800-FLOWERS.COM, Inc. - basic and diluted	$(0.06)	$(0.07)

Weighted average shares used in the calculation of net loss and adjusted net loss per common share from continuing operations attributable to 1-800-FLOWERS.COM, Inc. - basic and diluted	63,948	63,799

	Three Months Ended
Reconciliation of loss from continuing operations attributable to 1-800-Flowers.com, Inc. to Adjusted EBITDA from Continuing Operations, excluding stock-based compensation(**):	September 28, 2014	September 29, 2013

Net loss from continuing operations attributable to 1-800-FLOWERS.COM, Inc.	$(4,250)	$(4,557)
Add:
Interest expense and other, net	753	292
Depreciation and amortization	5,101	4,689
Less:
Net loss attributable to noncontrolling interest	328	-
Income tax benefit	2,803	2,816
EBITDA from continuing operations	(1,527)	(2,392)
Add: Stock-based compensation	1,267	1,066
EBITDA from continuing operations, excluding stock-based compensation	(260)	(1,326)
Add: Harry & David transaction costs	713	-
Adjusted EBITDA from continuing operations, excluding stock-based compensation	$453	$(1,326)

(*)	Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

(**)	Performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segment. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), nor does it include one-time gains or charges. Management utilizes EBITDA, and adjusted financial information, as a performance measurement tool because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Click here to subscribe to Mobile Alerts for 1-800-Flowers.

CONTACT:
1-800-FLOWERS.COM, Inc.
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com